UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Microchip Technology Incorporated
(Name of Registrant as Specified In Its Charter)
____________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICROCHIP TECHNOLOGY INCORPORATED
IMPORTANT UPDATE TO 2018 PROXY STATEMENT

Please note that the 2018 Annual Meeting of Stockholders of Microchip Technology Incorporated will be held on Tuesday, August 14, 2018 at 9:00 a.m., Mountain Time, at Microchip’s offices at 2355 W. Chandler Boulevard, Chandler, Arizona 85224-6199.
The accompanying Proxy Statement incorrectly indicates that the date of the Annual Meeting is August 15, 2018. This incorrect date appears on pages 1 and 2 of the Notice of Annual Meeting of Stockholders, and pages 1 and 2 of the Proxy Statement.

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard, Chandler, Arizona 85224-6199

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
August 15, 2018

TIME:	9:00 a.m. Mountain Standard Time
PLACE:	Microchip Technology Incorporated 2355 W. Chandler Boulevard Chandler, Arizona 85224-6199
ITEMS OF BUSINESS:	(1)
The election of each of Steve Sanghi, Matthew W. Chapman, L.B. Day, Esther L. Johnson and Wade F. Meyercord to our Board of Directors to serve for the ensuing year and until their successors are elected and qualified.

(2) To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2019.
(3) To hold an advisory (non-binding) vote regarding the compensation of our named executives.
(4) To transact such other business as may properly come before the annual meeting or any adjournment(s) thereof.

The Microchip Board of Directors recommends that you vote for each of the foregoing items (1) through (3).

RECORD DATE:	Holders of Microchip common stock of record at the close of business on June 21, 2018 are entitled to vote at the annual meeting.
ANNUAL REPORT:	Microchip's fiscal 2018 Annual Report, which is not a part of the proxy soliciting material, is enclosed.
PROXY:
It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the proxy card sent to you. Stockholders may have a choice of voting their shares over the internet or by telephone. If internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke your proxy at any time prior to its exercise at the annual meeting by following the instructions in the accompanying proxy statement.

/s/ Kim van Herk
Kim van Herk Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on August 15, 2018
The Microchip Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2018 are available at www.microchip.com/annual_reports.

Chandler, Arizona
July 12, 2018

MICROCHIP TECHNOLOGY INCORPORATED
2355 West Chandler Boulevard
Chandler, Arizona 85224-6199

PROXY STATEMENT

You are cordially invited to attend our annual meeting on Wednesday, August 15, 2018, beginning at 9:00 a.m., Mountain Standard Time. The annual meeting will be held at our Chandler facility located at 2355 W. Chandler Blvd., Chandler, AZ 85224-6199.
We are providing these proxy materials in connection with the solicitation by the Board of Directors (the "Board") of Microchip Technology Incorporated ("Microchip") of proxies to be voted at Microchip's 2018 annual meeting of stockholders and at any adjournment(s) thereof.
Our fiscal year begins on April 1 and ends on March 31. References in this proxy statement to fiscal 2018 refer to the 12-month period from April 1, 2017 through March 31, 2018; references to fiscal 2017 refer to the 12-month period from April 1, 2016 through March 31, 2017; and references to fiscal 2016 refer to the 12-month period from April 1, 2015 through March 31, 2016.
We anticipate first mailing this proxy statement and accompanying form of proxy on July 12, 2018 to holders of record of Microchip's common stock on June 21, 2018 (the "Record Date").

PROXIES AND VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. Because many stockholders cannot attend the annual meeting in person, it is necessary that a large number of stockholders be represented by proxy. Stockholders may have a choice of voting over the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Under Delaware law, stockholders may submit proxies electronically. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.
You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including an internet or telephone vote if these options are available to you) or by voting by ballot at the annual meeting.
The method by which you vote will in no way limit your right to vote at the annual meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the annual meeting.
All shares entitled to vote and represented by properly completed proxies received prior to the annual meeting and not revoked will be voted at the annual meeting in accordance with the instructions on such proxies. IF YOU DO NOT INDICATE HOW YOUR SHARES SHOULD BE VOTED ON A MATTER, THE SHARES REPRESENTED BY YOUR PROPERLY COMPLETED PROXY WILL BE VOTED AS OUR BOARD OF DIRECTORS RECOMMENDS.

If any other matters are properly presented at the annual meeting for consideration, including, among other things, consideration of a motion to adjourn the annual meeting to another time or place, the persons named as proxies and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.
Stockholders Entitled to Vote
Stockholders of record at the close of business on the Record Date, June 21, 2018, are entitled to notice of and to vote at the annual meeting. Each share is entitled to one vote on each of the five director nominees and one vote on each other matter properly brought before the annual meeting. On the Record Date, there were 235,437,744 shares of our common stock issued and outstanding.
In accordance with Delaware law, a list of stockholders entitled to vote at the annual meeting will be available at the annual meeting on August 15, 2018, and for 10 days prior to the annual meeting at 2355 West Chandler Boulevard, Chandler, Arizona, between the hours of 9:00 a.m. and 4:30 p.m., Mountain Standard Time.
Required Vote
Quorum, Abstentions and Broker Non-Votes
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner (i.e., in "street name") does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (NYSE), which apply to NYSE member brokers trading in non-NYSE stock, brokers have discretionary authority to vote shares on certain routine matters if customer instructions are not provided. Proposal Two to be considered at the annual meeting may be treated as a routine matter. Consequently, if you do not return a proxy card, your broker may have discretion to vote your shares on such matter.
Election of Directors (Proposal One)
A nominee for director shall be elected to the board of directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election. For this purpose, votes cast shall exclude abstentions, withheld votes or broker non-votes with respect to that director's election. Notwithstanding the immediately preceding sentence, in the event of a contested election of directors, directors shall be elected by the vote of a plurality of the votes cast. A contested election shall mean any election of directors in which the number of candidates for election as director exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, stockholders shall not be permitted to vote against a nominee.
Ratification of Independent Registered Public Accounting Firm (Proposal Two)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2019. Abstentions will have the same effect as voting against this proposal.
Advisory Vote Regarding the Compensation of our Named Executives (Proposal Three)
The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the "SEC"). Abstentions will have the same effect as voting against this proposal. Broker "non-votes" are not counted for purposes of approving this matter, and thus will not affect the outcome of the voting on such proposal.

Electronic Access to Proxy Statement and Annual Report
This proxy statement and our fiscal 2018 Annual Report are available at www.microchip.com/annual_reports.
We will post our future proxy statements and annual reports on Form 10-K on our website as soon as reasonably practicable after they are electronically filed with the SEC. All such filings on our website are available free of charge. The information on our website is not incorporated into this proxy statement. Our internet address is www.microchip.com.
Cost of Proxy Solicitation
Microchip will pay its costs of soliciting proxies including the cost of any proxy solicitor if a proxy solicitor is engaged. Proxies may be solicited on behalf of Microchip by its directors, officers or employees in person or by telephone, facsimile or other electronic means. We may also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of Microchip common stock.

THE BOARD OF DIRECTORS

Meetings of the Board of Directors
Our Board of Directors met five times in fiscal 2018. Each director attended 100% of the aggregate of (i) the total number of the meetings of the Board of Directors held during fiscal 2018 during such time as such person was a director, and (ii) the total number of meetings held by all of the committees of the Board of Directors on which he or she served during fiscal 2018 during such time as such person was a director. The Board of Directors has a practice of meeting in executive session on a periodic basis without management or management directors (i.e., Mr. Sanghi) present. The Board of Directors has determined that each of Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord is an independent director as defined by applicable SEC rules and NASDAQ listing standards.
Board Leadership Structure
The Board of Directors believes that Microchip's Chief Executive Officer, Steve Sanghi, is best situated to serve as Chairman because he is the director most familiar with Microchip's business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. The Board's independent directors have different perspectives and roles in strategic development. In particular, Microchip's independent directors bring experience, oversight and expertise from outside the company and the industry, while the Chief Executive Officer brings company-specific experience and industry expertise. The Board of Directors believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board of Directors, which are essential to effective governance. Microchip does not have a lead independent director.
Board Oversight of Risk Management
The Board of Directors and the Board committees oversee risk management in a number of ways. The Audit Committee oversees the management of financial and accounting related risks as an integral part of its duties. Similarly, the Compensation Committee considers risk management when setting the compensation policies and programs for Microchip's executive officers. As part of this process, our Compensation Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Microchip.
The Board of Directors and the Audit Committee regularly receive reports on various risk-related items including risks related to manufacturing operations, intellectual property, taxes, cybersecurity, IT system continuity, products and employees. The Board and the Audit Committee also receive periodic reports on Microchip's efforts to manage such risks through safety measures, system improvements, insurance or self-insurance. The Board of Directors believes that the leadership structure described above facilitates the Board's oversight of risk management because it allows the Board, working through its committees, to participate actively in the oversight of management's actions.
Communications from Stockholders
Stockholders may communicate with the Board of Directors or individual members of the Board of Directors, provided that all such communication is submitted in writing to the attention of the Secretary at Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, who will then forward such communication to the appropriate director or directors.
Committees of the Board of Directors
The following table lists our three Board committees, the directors who served on them and the number of committee meetings held in fiscal 2018:

MEMBERSHIP ON BOARD COMMITTEES IN FISCAL 2018

Name	Audit	Compensation	Nominating and Governance
Mr. Chapman	C		●
Mr. Day		●	C
Ms. Johnson	●		●
Mr. Meyercord	●	C	●
Mr. Sanghi
Meetings held in fiscal 2018	9	8	1

C = Chair
● = Member

Audit Committee
The responsibilities of our Audit Committee are to appoint, compensate, retain and oversee Microchip's independent registered public accounting firm, oversee the accounting and financial reporting processes of Microchip and audits of its financial statements, and provide the Board of Directors with the results of such monitoring. These responsibilities are further described in the committee charter which was amended and restated as of May 15, 2015. A copy of the Audit Committee charter is available at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Our Board of Directors has determined that all members of the Audit Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards. The Board of Directors has also determined that each of Mr. Chapman and Mr. Meyercord meet the requirements for being an "audit committee financial expert" as defined by applicable SEC rules.
In fiscal 2005, our Board and our Audit Committee adopted a policy with respect to (i) the receipt, retention and treatment of complaints received by us regarding questionable accounting, internal accounting controls or auditing matters; (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters; and (iii) the prohibition of harassment, discrimination or retaliation arising from submitting concerns regarding questionable accounting, internal accounting controls or auditing matters or participating in an investigation regarding questionable accounting, internal accounting controls or auditing matters. In fiscal 2012, our Board and our Audit Committee approved an amended policy to include matters regarding violations of federal or state securities laws, or the commission of bribery. This policy, called "Reporting Legal Non-Compliance," was created in accordance with applicable SEC rules and NASDAQ listing requirements. A copy of this policy is available at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Compensation Committee
Our Compensation Committee has oversight responsibility for the compensation and benefit programs for our executive officers and other employees, and for administering our equity incentive and employee stock purchase plans adopted by our Board of Directors. The responsibilities of our Compensation Committee are further described in the committee charter which was amended and restated as of May 15, 2015. The committee charter is available at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
The Board of Directors has determined that all members of our Compensation Committee are independent directors as defined by applicable SEC rules, NASDAQ listing standards and other requirements. For more information on our Compensation Committee, please refer to the "Compensation Discussion and Analysis" at page 18.

Nominating and Governance Committee
Our Nominating and Governance Committee has the responsibility to help ensure that our Board is properly constituted to meet its fiduciary obligations to our stockholders and Microchip and that we have and follow appropriate governance standards. In so doing, the Nominating and Governance Committee identifies and recommends director candidates, develops and recommends governance principles, and recommends director nominees to serve on committees of the Board of Directors. The responsibilities of our Nominating and Governance Committee are further described in the committee charter, as amended and restated as of May 19, 2014, which is available at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com. The Board of Directors has determined that all members of the Nominating and Governance Committee are independent directors as defined by applicable SEC rules and NASDAQ listing standards.
When considering a candidate for a director position, the Nominating and Governance Committee looks for demonstrated character, judgment, relevant business, functional and industry experience, and a high degree of skill. The Nominating and Governance Committee believes it is important that the members of the Board of Directors represent diverse viewpoints. Accordingly, the Nominating and Governance Committee considers issues of diversity in identifying and evaluating director nominees, including differences in education, professional experience, viewpoints, technical skills, individual expertise, ethnicity and gender. The Nominating and Governance Committee evaluates director nominees recommended by a stockholder in the same manner as it would any other nominee. The Nominating and Governance Committee will consider nominees recommended by stockholders provided such recommendations are made in accordance with procedures described in this proxy statement under "Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2019 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals" at page 46. We do not pay any third party to identify or assist in identifying or evaluating potential nominees for director.
Attendance at the Annual Meeting of Stockholders
All directors are encouraged, but not required, to attend our annual meeting of stockholders. All directors attended our fiscal 2017 annual meeting of stockholders on August 22, 2017.

REPORT OF THE AUDIT COMMITTEE (*)

Our Board of Directors has adopted a written charter setting out the purposes and responsibilities of the Audit Committee. The Board of Directors and the Audit Committee review and assess the adequacy of the charter on an annual basis. A copy of the Audit Committee Charter is available at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
Each of the directors who serves on the Audit Committee meets the independence and experience requirements of the SEC rules and NASDAQ listing standards. This means that the Microchip Board of Directors has determined that no member of the Audit Committee has a relationship with Microchip that may interfere with such member's independence from Microchip and its management, and that all members have the required knowledge and experience to perform their duties as committee members.
We have received from Ernst & Young LLP the written disclosure and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communication with Audit Committees Concerning Independence) and have discussed with Ernst & Young LLP their independence from Microchip. We also discussed with Ernst & Young LLP all matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) standards. We have considered whether and determined that the provision of the non-audit services rendered to us by Ernst & Young LLP during fiscal 2018 was compatible with maintaining the independence of Ernst & Young LLP.

We have reviewed and discussed with management the audited annual financial statements included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2018 and filed with the SEC, as well as the unaudited financial statements filed with Microchip's quarterly reports on Form 10-Q. We also met with both management and Ernst & Young LLP to discuss those financial statements.
Based on these reviews and discussions, we recommended to the Board of Directors that Microchip's audited financial statements be included in Microchip's Annual Report on Form 10-K for the fiscal year ended March 31, 2018 for filing with the SEC.
By the Audit Committee of the Board of Directors:

Matthew W. Chapman (Chairman)	Esther L. Johnson	Wade F. Meyercord
________________________

(*) The Report of the Audit Committee is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this proxy statement and irrespective of any general incorporation language contained in such filings.
Director Compensation
Procedures Regarding Director Compensation
The Board of Directors sets non-employee director compensation. Microchip does not pay employee directors for services provided as a member of the Board of Directors. Our program of cash and equity compensation for non-employee directors is designed to achieve the following goals: compensation should fairly pay directors for work required for a company of Microchip's size and scope; compensation should align directors' interests with the long-term interests of stockholders; compensation should be competitive so as to attract and retain qualified non-employee directors; and the structure of the compensation should be simple, transparent and easy for stockholders to understand. Non-employee director compensation is typically reviewed once per year to assess whether any adjustment is needed to further such goals. The Board of Directors has not used outside consultants in setting non-employee director compensation.
Director Fees
Effective November 14, 2016, non-employee directors receive an annual retainer of $71,500, paid in quarterly installments, and $3,000 for each meeting attended in person. Directors do not receive any additional compensation for telephonic meetings of the Board of Directors, for meetings of committees of the Board, or for serving as a committee chair.
Equity Compensation
Under the terms of our 2004 Equity Incentive Plan, each non-employee director is automatically granted:

•
upon the date that the individual is first appointed or elected to the Board of Directors as a non-employee director, that number of restricted stock units ("RSUs") equal to $160,000 (based on the fair market value of our common stock on the grant date) which shall vest in equal 25% annual installments on each of the four anniversaries of the tenth business day of the second month of our fiscal quarter in which the grant is made; and

•
upon the date of our annual meeting, provided that the individual has served as a non-employee director for at least three months on that date and has been elected by the stockholders to serve as a member of the Board of Directors at that annual meeting, that number of RSUs equal to $84,000 (based on the fair market value of our common stock on the grant date) which shall vest in equal 50% annual installments on each of the two anniversaries of the tenth day of the second month of our fiscal quarter in which the grant is made.

In addition, upon the date of our 2015 annual meeting, each individual who had served as a non-employee director for at least five years on that date and was elected by the stockholders to serve as a member of the Board of Directors at that annual meeting (i.e., Messrs. Chapman, Day and Meyercord) was granted that number of RSUs equal to $100,000 (based on the fair market value of our common stock on the grant date) which shall vest in equal 25% annual installments on each of the four anniversaries of the tenth day of the second month of our fiscal quarter in which the grant was made.
All vesting of the above grants is contingent upon the non-employee director maintaining his or her continued status as a non-employee director through the applicable vesting date.
In accordance with the foregoing, on August 22, 2017, each of Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord was granted 1,015 RSUs.
The following table details the total compensation for Microchip's non-employee directors for fiscal 2018:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Steve Sanghi (2)	$—	$—	$—	$—	$—	$—
Matthew W. Chapman	83,500	81,068	—	—	—	164,568
L.B. Day	83,500	81,068	—	—	—	164,568
Esther L. Johnson	83,500	81,068	—	—	—	164,568
Wade F. Meyercord	83,500	81,068	—	—	—	164,568

(1)
The stock award of 1,015 RSUs to each of the directors on August 22, 2017 had a fair value on the grant date of $79.87 per share and a market value on the grant date of $82.71 per share with an aggregate market value of each award of approximately $84,000.

(2)	Mr. Sanghi, our Chief Executive Officer and Chairman of the Board, does not receive any additional compensation for his service as a member of the Board of Directors.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently comprised of Mr. Meyercord (Chair) and Mr. Day. Each such person is an independent director. Neither Mr. Day nor Mr. Meyercord had any related-party transaction with Microchip during fiscal 2018 other than compensation for service as a director. In addition, neither of such directors has a relationship that would constitute a compensation committee interlock under applicable SEC rules. During fiscal 2018, no Microchip executive officer served on the compensation committee (or equivalent) or the board of directors of another entity whose executive officer(s) served either on Microchip's Compensation Committee or Board of Directors.

CERTAIN TRANSACTIONS
During fiscal 2018, Microchip had no related-party transactions within the meaning of applicable SEC rules.
Pursuant to its charter, the Audit Committee reviews issues involving potential conflicts of interest and reviews and approves all related-party transactions as contemplated by NASDAQ and SEC rules and regulations. The Audit Committee may consult with the Board of Directors regarding certain conflict of interest matters that do not involve a member of the Board.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) and related rules under the Securities Exchange Act of 1934 require our directors, executive officers and stockholders holding more than 10% of our common stock to file reports of holdings and transactions in Microchip stock with the SEC and to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during fiscal 2018, and written representations from our directors and executive officers that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and stockholders holding more than 10% of our common stock were met for fiscal 2018 except that Ms. Johnson filed one late Form 4 in November 2017 with respect to one transaction.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board currently consists of five directors: Steve Sanghi, Matthew W. Chapman, L.B. Day, Esther L. Johnson and Wade F. Meyercord. Unless proxy cards are otherwise marked, the persons named in the proxy card will vote such proxy for the election of the nominees named below. Each of the nominees is currently serving as a director and has agreed to continue serving if re-elected. If any of the nominees becomes unable or declines to serve as a director at the time of the annual meeting, the persons named in the proxy card will vote such proxy for any nominee designated by the current Board of Directors to fill the vacancy. We do not expect that any of the nominees will be unable or will decline to serve as a director.
Our Board of Directors has determined that each of the following nominees for director is an independent director as defined by applicable SEC rules and NASDAQ listing standards: Mr. Chapman, Mr. Day, Ms. Johnson and Mr. Meyercord.
The term of office of each person who is elected as a director at the annual meeting will continue until the 2019 annual meeting of stockholders and until a successor has been elected and qualified.
Vote Required; Board Recommendation
A nominee for director in an uncontested election shall be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election (with votes cast excluding abstentions, withheld notes or broker non-votes).
The Board of Directors unanimously recommends that stockholders vote FOR the nominees listed below.
Information on Nominees for Director (as of June 30, 2018)

Name	Age	Position(s) Held
Steve Sanghi	62	Chief Executive Officer and Chairman of the Board
Matthew W. Chapman	67	Director
L.B. Day	73	Director
Esther L. Johnson	66	Director
Wade F. Meyercord	77	Director

Steve Sanghi has served as Chief Executive Officer since October 1991, and as Chairman of the Board since October 1993. He served as President from August 1990 to February 2016 and has served as a director since August 1990. In November 2016, Mr. Sanghi joined the Board of Directors of Myomo, Inc., a publicly traded commercial stage medical robotics company that offers expanded mobility for those suffering from neurological disorders and upper-limb paralysis. In February 2018, Mr.Sanghi joined the Board of Directors of Mellanox Technologies Ltd., a publicly traded supplier of end-to-end Ethernet and InfiniBand intelligent interconnect solutions and services for servers, storage, and hyper-converged infrastructure.
The Board of Directors concluded that Mr. Sanghi should be nominated to serve as a director since he has served as CEO of Microchip for over 25 years and has provided very strong leadership to Microchip over this period. The Board of Directors believes that Mr. Sanghi's management skills have been instrumental to Microchip's extraordinary growth and profitability over the past 25 years and to the strong position Microchip has attained in its key markets.

Matthew W. Chapman has served as a director of Microchip since May 1997. After serving for over 11 years, Mr. Chapman retired in February 2018 from his position as Chief Executive Officer of Northwest Evaluation Association, a not-for-profit education services organization providing computer adaptive testing for millions of students throughout the United States and in 140 other countries. In his career, Mr. Chapman has served as CEO and Chairman of Concentrex Incorporated, a publicly held company specializing in supplying software solutions and service to U.S. financial institutions. Mr. Chapman served as a member of the Board of Directors of the Oregon Business Association and Knowledge Alliance. He is currently serving on the Board of Regents of the University of Portland and the board of two not-for-profit organizations.
The Board of Directors concluded that Mr. Chapman should be nominated to serve as a director due to his significant CEO level experience at several corporations. The Board of Directors also recognizes Mr. Chapman's experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules and makes him well suited to serve on the Board of Directors’ nominating and governance committee.
L.B. Day has served as a director of Microchip since December 1994. Mr. Day serves as President of L.B. Day & Company, Inc., which provides strategic planning, strategic marketing and organization design services to the elite of the technology world. He has written on strategic planning and is involved with competitive factor assessment in the semiconductor and other technology market segments, geared to helping client organizations incorporate competitive factor assessment findings into their strategic plans. He has served as a board member or as an advisor to many public and private boards.
The Board of Directors concluded that Mr. Day should be nominated to serve as a director due to his significant experience in corporate management and strategic matters.  In particular, through his consulting practice, Mr. Day has been a key strategic advisor to a number of large public corporations. The Board of Directors also recognizes Mr. Day's experience in financial matters. The Board of Directors believes that Mr. Day's background makes him well suited to serve on the Board of Directors' nominating and governance committee and compensation committee.
Esther L. Johnson has served as a director of Microchip since October 2013. From April 2007 until her April 2012 retirement, Ms. Johnson served as the Vice President and General Manager of Carrier Electronics, a provider of high technology heating, air-conditioning and refrigeration solutions, and a part of United Technology Corporation, a publicly held company that provides high technology products and services to the aerospace and building systems industries. Prior to her position as Vice President and General Manager, since 1983, Ms. Johnson held a variety of other management positions with Carrier Electronics, including Director of Operations and Global Supply Chain Manager. Ms. Johnson was instrumental in Carrier being recognized by Industry Week as one of the "Top 10 Factories in North America." She has served as a board member on multiple private company boards.
The Board of Directors concluded that Ms. Johnson should be nominated to serve as a director due to her significant executive level experience in the technology industry. The Board of Directors also recognizes the knowledge and experience Ms. Johnson has gained through her service on the boards of various private companies. The Board of Directors also recognizes Ms. Johnson's experience in financial matters. The Board of Directors believes that Ms. Johnson's background makes her well suited to serve on the Board of Directors' audit committee and nominating and governance committee.
Wade F. Meyercord has served as a director of Microchip since June 1999. Since October 2002, he has served as President of Meyercord & Associates, Inc., a privately held management consulting firm specializing in executive compensation matters and stock plan consulting for technology companies, a position he previously held part time beginning in 1987. Mr. Meyercord served as a member of the Board of Directors of Endwave Corporation, a publicly held company, from March 2004 until it was acquired in 2011. Mr. Meyercord served as a member of the Board of Directors of California Micro Devices Corporation, a publicly held company, from January 1993 to October 2009 and Magma Design Automation, Inc., a publicly held company, from January 2004 to June 2005.

The Board of Directors concluded that Mr. Meyercord should be nominated to serve as a director due to his significant experience as a senior executive and board member of a number of companies in the technology industry. Mr. Meyercord gained further industry experience through his consulting practice. The Board of Directors believes that Mr. Meyercord's background makes him well suited to serve on the Board of Directors' nominating and governance committee and compensation committee. The Board of Directors also recognizes his experience in financial matters and that his background establishes him as an audit committee financial expert under applicable rules.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2019. Ernst & Young LLP has audited our financial statements since the fiscal year ended March 31, 2002 and has served as our independent registered public accounting firm since June 2001. The partner in charge of our audit is rotated every five years. Other partners and non-partner personnel are rotated on a periodic basis as required.
We anticipate that a representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement if he or she desires and will be available to respond to appropriate questions. Stockholder ratification of the appointment of Ernst & Young LLP is not required by our Bylaws or applicable law. However, our Board of Directors chose to submit such appointment to our stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection.
Fees Paid to Independent Registered Public Accounting Firm
Audit Fees
This category includes fees associated with our annual audit, the reviews of our quarterly reports on Form 10-Q, and statutory audits required internationally. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the assistance with review of our SEC registration statements. This category also included fees associated with the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002. The aggregate fees billed or to be billed by Ernst & Young LLP in each of the last two fiscal years for such services were approximately $4,255,816 for fiscal 2018 and $6,099,416 for fiscal 2017. Our audit fees in fiscal 2018 were significantly lower than our audit fees in fiscal 2017 due to our fiscal 2017 acquisition of Atmel resulting in higher fees for audit, purchase accounting and related tax work.
Audit-Related Fees
This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations and attestation services that are not required by statute or regulation. There were no fees billed by Ernst & Young LLP for such services in each of the last two fiscal years.
Tax Fees
This category includes fees associated with tax return preparation, tax advice and tax planning. The aggregate fees billed or to be billed by Ernst & Young LLP in the last two fiscal years for such services were approximately $186,994 for fiscal 2018 and $842,330 for fiscal 2017.
All Other Fees
This category includes fees for support and advisory services not related to audit services or tax services. There were no such fees in fiscal 2018 or fiscal 2017.

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by our independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget or limit. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve a specified level of services, and such pre-approvals are then communicated to the full Audit Committee at its next scheduled meeting. During fiscal 2018, all audit and non-audit services rendered by Ernst & Young LLP were approved in accordance with our pre-approval policy.
Our Audit Committee has determined that the non-audit services rendered by Ernst & Young LLP during fiscal 2018 and fiscal 2017 were compatible with maintaining the independence of Ernst & Young LLP.
Vote Required; Board Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required to approve the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2019. Abstentions will have the same effect as a vote against this proposal.
Upon the recommendation of our Audit Committee, our Board of Directors unanimously recommends that stockholders vote "FOR" Proposal Two, the ratification of our independent registered public accounting firm, as described in this Proxy Statement.

PROPOSAL THREE

APPROVAL OF EXECUTIVE COMPENSATION

As contemplated in the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act"), Section 14A of the Securities Exchange Act of 1934 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with the SEC's rules (commonly referred to as a "Say-on-Pay").
As described under the heading "Executive Compensation — Compensation Discussion and Analysis," our executive compensation program is a comprehensive package designed to motivate our executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to both our performance and individual performance.
Stockholders are urged to read the "Compensation Discussion and Analysis" section of this Proxy Statement, beginning on page 18, which discusses how our executive compensation policies implement our compensation philosophy, and the "Compensation of Named Executive Officers" section of this Proxy Statement, which contains tabular information and narrative discussion about the compensation of our named executive officers. These sections provide additional details about our executive compensation programs, including information about the fiscal 2018 compensation of our named executive officers. The Compensation Committee and our Board of Directors believe that these policies are effective in implementing our compensation philosophy and in achieving our goals.
We are asking our stockholders to indicate their support for our executive compensation as described in this Proxy Statement. This Say-on-Pay proposal gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.
The Say-on-Pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our named executive officers each year at our annual meeting of stockholders. Thus, it is expected that the next such vote will occur at our 2019 annual meeting.
Vote Required; Board Recommendation
The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to approve the compensation of our named executive officers on an advisory (non-binding) basis. Abstentions will have the same effect as a vote against this proposal. Broker "non-votes" are not counted for purposes of approving the compensation of our named executive officers on an advisory (non-binding) basis and thus will not affect the outcome of the voting on such proposal.
Our Board of Directors unanimously recommends voting "FOR" Proposal Three, the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers, as described in this Proxy Statement.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information concerning the beneficial ownership of our common stock as of May 20, 2018 for: (a) each director, (b) our CEO, our CFO and the three other most highly compensated executive officers named in the Summary Compensation Table, (c) all directors and executive officers as a group, and (d) each person who is known to us to own beneficially more than 5% of our common stock. Except as otherwise indicated in the footnotes to this table, and subject to applicable community property laws and joint tenancies, the persons named in this table have sole voting and investment power with respect to all shares of common stock held by such person:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Common Stock (1)
T. Rowe Price Associates, Inc. (2)	27,912,871	11.86
The Vanguard Group, Inc. (3)	25,547,640	10.86
BlackRock, Inc. (4)	15,509,246	6.59
Steve Sanghi (5)	4,601,880	1.96
Matthew W. Chapman	23,469	*
L.B. Day	10,967	*
Esther L. Johnson	6,081	*
Wade F. Meyercord (6)	30,432	*
J. Eric Bjornholt (7)	21,869	*
Stephen V. Drehobl	21,288	*
Mitchell R. Little	14,211	*
Ganesh Moorthy (8)	234,193	*
All directors and executive officers as a group (10 people) (9)	5,017,277	2.13

* Represented less than 1% of the outstanding shares of common stock as of May 20, 2018. Our shares of common stock outstanding at May 20, 2018 were 235,331,319.

(1)
For each individual and group included in the table, the number of shares beneficially owned includes shares of common stock issuable to the identified individual or group pursuant to stock options that are exercisable within 60 days of May 20, 2018. There are no stock purchase rights or RSUs that will vest within 60 days of May 20, 2018. In calculating the percentage of ownership of each individual or group, share amounts that are attributable to options that are exercisable within 60 days of May 20, 2018 are deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by such individual or group but are not deemed to be outstanding for the purpose of calculating the percentage of shares of common stock owned by any other individual or group.

(2)
Address is 100 E. Pratt Street, Baltimore, MD 21202. All information is based solely on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on March 12, 2018, with the exception of the percentage of common stock held which is based on shares outstanding at May 20, 2018. Such Schedule 13G/A indicates that T. Rowe Price Associates, Inc. (i) has sole power to dispose of or direct the disposition of 27,907,271 shares of common stock; and (ii) has sole power to vote or direct the vote of 10,329,638 shares of common stock.

(3)
Address is 100 Vanguard Boulevard, Malvern, PA 19355. All information is based solely on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 9, 2018, with the exception of the percentage of common stock held which is based on shares outstanding at May 20, 2018. Such Schedule 13G/A indicates that The Vanguard Group, Inc. (i) has sole power to dispose of or direct the disposition of 25,181,630 shares of common stock and shared power to dispose of or direct the disposition of 366,010 shares of common stock; and (ii) has sole power to vote or direct the vote of 331,298 shares of common stock and shared power to vote or direct the vote of 44,728 shares of common stock.

(4)
Address is 55 East 52nd Street, New York, NY 10055. All information is based solely on the Schedule 13G/A filed by BlackRock, Inc. on February 8, 2018 with the exception of the percentage of common stock held which is based on shares outstanding at May 20, 2018. Such Schedule 13G/A indicates that BlackRock, Inc. (i) has sole power to dispose of or direct the disposition of 15,509,246, shares of common stock; and (ii) has sole power to vote or direct the vote of 13,618,725 shares of common stock.

(5)
Includes 1,648,944 shares held of record by The Sanghi Trust (the "Sanghi Trust") and 2,952,936 shares held of record by The Sanghi Family Limited Partnership (the "Family Limited Partnership"). Steve Sanghi and Maria T. Sanghi are the sole trustees of the Sanghi Trust. The Sanghi Trust is the sole member of the Sanghi LLC which is the sole general partner of the Family Limited Partnership.

(6)	Includes 30,432 shares held of record by Wade F. Meyercord and Phyllis Meyercord as trustees, and 3,000 shares issuable upon exercise of options that are exercisable within 60 days of May 20, 2018.

(7)	Includes 21,869 shares held of record by J. Eric Bjornholt and Lynn Bjornholt as trustees.

(8)	Includes 234,193 shares held of record by Ganesh Moorthy and Hema Moorthy as trustees.

(9)	Includes an aggregate of 3,000 shares issuable upon exercise of options that are exercisable within 60 days of May 20, 2018.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Compensation Program
The Compensation Committee of our Board of Directors, presently comprised of Mr. Day and Mr. Meyercord, reviews the performance of our executive officers and makes compensation decisions regarding our executive officers. Our policies for setting compensation for each of our named executive officers (i.e., our CEO, CFO, and our three other most highly paid executive officers) are the same as those for the rest of our executive officers. Our compensation program is a comprehensive package designed to motivate the executive officers to achieve our corporate objectives and is intended to be competitive and allow us to attract and retain highly qualified executive officers. In general, the types of compensation and benefits provided to our executive officers are similar to those provided to a broad base of Microchip employees, and include salary, cash bonuses, RSUs, and other benefits described below.
Our Executive Compensation Policy and Objectives
Our compensation policy for executive officers, including our named executive officers, and key employees is based on a "pay-for-performance" philosophy. This "pay-for-performance" philosophy emphasizes variable compensation, primarily by placing a large portion of pay at risk. We believe that this philosophy meets the following objectives:

•	rewards performance that may contribute to increased stockholder value,

•	attracts, retains, motivates and rewards individuals with competitive compensation opportunities,

•	aligns an executive officer's total compensation with our business objectives,

•	fosters a team environment among our management that focuses their energy on achieving our financial and business objectives consistent with Microchip's "guiding values,"

•	balances short-term and long-term strategic goals, and

•	builds and encourages ownership of our common stock.
Decisions regarding cash and equity compensation also include subjective determinations and consideration of various factors with the weight given to a particular factor varying from time to time and in various individual cases, such as an executive officer's experience in the industry and the perceived value of the executive officer's position to Microchip as a whole.
We believe that the overall compensation levels for our executive officers, including our named executive officers, in fiscal 2018 were consistent with our "pay-for-performance" philosophy and were commensurate with our fiscal 2018 performance.
Executive Compensation Process
The Compensation Committee evaluates and establishes the compensation of our executive officers, including the named executive officers. The Compensation Committee seeks input from Mr. Sanghi when discussing the performance of, and compensation levels for, the executive officers other than himself. Mr. Sanghi does not participate in deliberations relating to his own compensation.
The Compensation Committee designs our executive compensation program to be competitive with those of other companies in the semiconductor or related industries in our market. The Compensation Committee determines appropriate levels of compensation for each executive officer based on their level of responsibility within the organization, performance, and overall contribution. After such determination, the Compensation Committee makes allocations between long-term and short-term as well as the cash and non-cash elements of compensation. Microchip's financial and business objectives, the salaries of executive officers in similar positions with comparable companies and individual performance are considered in making these determinations. To the extent compensation information is reviewed for other companies, it is obtained from published materials such as proxy statements, and information gathered from such companies directly. We do not engage consultants to conduct such review process for us or utilize a specific peer group.
The executive officer compensation process begins with consideration of Microchip's overall budget for employee compensation. The Compensation Committee considers the budgeted salary data and individual executive officer salary increases are determined with the goal of keeping the executive officer salary increases within the budgeted range for other employees. In setting salaries for executive officers, the Compensation Committee may consider relevant industry data but does not target any overall industry percentage level or peer group average.
Microchip's compensation budget is created as part of its annual and quarterly operating plan processes under which business and financial objectives are initially developed by our executive officers, in conjunction with their respective business units, and then discussed with and approved by our CEO. These objectives are then reviewed by our Board of Directors and are the overall financial and business objectives on which incentive compensation is based.
The Compensation Committee sets the compensation of our Chairman and CEO, Mr. Sanghi, in the same manner as each of our other executive officers. In particular, the Compensation Committee considers Mr. Sanghi's level of responsibility, performance, and overall contribution to the results of the organization. The Compensation Committee also considers the compensation of CEOs of other companies in the semiconductor or related industries in our market. Mr. Sanghi participates in the same cash incentive, equity incentive and benefit programs as our other executive officers. For example, his compensation is subject to the same performance metrics as our other executive officers under our Executive Management Incentive Compensation Plan ("EMICP"). The Compensation Committee recognizes that Mr. Sanghi's total compensation package is significantly higher than that of our other executive officers and the Compensation Committee believes this is appropriate in consideration of Mr. Sanghi's superior leadership of Microchip over a long period of time. In particular, the Compensation Committee believes that Mr. Sanghi's leadership has been key to the substantial revenue and profitability growth, strong market position and substantial increase in the market value of Microchip since taking Microchip public in 1993, and to leading Microchip's strong performance relative to others in the industry over a number of years.
For fiscal 2018, the Compensation Committee reviewed and approved the total compensation package of all of our executive officers, including the elements of compensation discussed below, and determined the amounts to be reasonable and competitive.
At our last annual meeting of stockholders held in August 2017, our stockholders approved an advisory (non-binding) proposal concerning our executive compensation program with approximately 93% of the votes cast in favor of the proposal. The Compensation Committee considered the results of this vote in establishing the compensation program for fiscal 2018.
Elements of Compensation
Our executive compensation program is currently comprised of four major elements:

•	annual base salary,

•	incentive cash bonuses,

•	equity compensation, and

•	compensation and employee benefits generally available to all of our employees.
The retirement benefits and other benefits offered to our executive officers are largely the same as those we provide to a broad base of employees. While our executive officers' level of participation in our management incentive compensation plans and equity incentive plans is typically higher than for our non-executive employees, based on the officers' level of responsibility and industry experience, the plans in which our executive officers are eligible to participate are very similar to those for many of our other employees. The Compensation Committee reviews each element of compensation separately and total compensation as a whole, other than those benefits which are available to all employees. The Compensation Committee determines the appropriate mix of elements to meet our compensation objectives and to help ensure that we remain competitive with the compensation practices in our industry and market.
Although our executive officers are entitled to certain severance and change of control benefits (as described below), the Compensation Committee does not consider such benefits to be elements of compensation for purposes of annual compensation reviews because such benefits may never be paid.
Base Salaries. Salary reviews for executive employees were conducted annually in fiscal 2018. A budget for salary increases was established with any increases in salary determined on a discretionary basis based on the performance reviews of the executives. When setting base salaries, we review the business and financial objectives for Microchip as a whole, as well as the objectives for each of the individual executive officers relative to their respective areas of responsibility. In particular, we consider our overall revenue growth and revenue growth in our strategic business units, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP net income per diluted share, cash generation, expected capital expenditures and other financial considerations in setting our budgets for salaries. We also consider the individual performance of our named executive officers including the officer's level of responsibility, performance, overall contribution to the results of the organization, the officer's base salary relative to the salaries of our other officers, salary relative to comparable positions in the industry and market, the officer's overall compensation including incentive cash bonuses and equity compensation and the officer's performance relative to expectations. We do not assign any specific weight to any such factor but consider such factors as a whole for each executive. This review encompasses the objectives for both the immediately preceding fiscal year and the upcoming fiscal year. After consideration of all of the factors described above, the base salaries for our named executive officers other than our CEO were increased by an average of approximately 2.9% over the course of fiscal 2018 and our CEO's base salary was increased by 3.0%.
Incentive Cash Bonuses. The Compensation Committee sets performance goals which, if met, result in quarterly payments to our executive officers under the EMICP. Executive officers may also receive quarterly payments under the Discretionary Management Incentive Compensation Plan ("DMICP"). The Compensation Committee establishes performance goals which it believes are challenging, require a high level of performance and motivate participants to drive stockholder value, but which goals are expected to be achievable in the context of business conditions anticipated at the time the goals are set. When setting the performance goals, the Compensation Committee places more emphasis on the overall expected financial performance of Microchip rather than on the achievement of any one individual goal. The Compensation Committee believes that this focus on the overall payout incentivizes outstanding performance across the corporation and drives the overall financial success of the corporation. The Compensation Committee uses the DMICP to help achieve the overall objectives of the performance bonus program.
The performance metrics under the EMICP are determined by the Compensation Committee at the beginning of each quarter so that such compensation may qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code prior to the amendment of Section 162(m) in December 2017. The metrics may be based on either GAAP or non-GAAP financial results at the discretion of the Compensation Committee. The Compensation Committee typically uses non-GAAP information when setting the targets because it believes such targets are more useful in understanding our operating results due to the exclusion of non-cash, and other charges that many investors feel may obscure our underlying operating results. Our non-GAAP results exclude, as applicable, the effect of discontinued operations, share-based compensation, expenses related to our acquisition activities (including intangible asset amortization, inventory valuation costs, severance costs, and legal and other general and administrative expenses associated with acquisitions), preclusion of revenue recognition under GAAP for inventory in the distribution channel on the acquisition dates of our acquisitions, revenue recognition changes related to Atmel distributors resulting from changes to business practices with those distributors, adjustments for a manufacturing excursion issue with one of our suppliers, a loss on the settlement of our convertible debentures, non-cash interest expense on our convertible debentures, gains on equity securities, impairments on available-for-sale investments, the related income tax implications of these items, tax adjustments in accordance with ASC 740-270 and one-time tax events, including the impact of the Tax Cuts and Jobs Act. The earnings per share metric changes each quarter.

Each of the other performance metrics is reviewed each quarter but may be the same for multiple quarters.  The table below sets forth the performance metrics under the EMICP for each quarter of fiscal 2018:

Target Quarterly Measurement						Actual Results
Performance Metric	Q1 FY18%	Q2 FY18%	Q3 FY18%	Q4 FY18%	Target % of Bonus	Q1 FY18 Perf. %	Q1 FY18 Bonus Payout %	Q2 FY18 Perf. %	Q2 FY18 Bonus Payout %	Q3 FY18 Perf. %	Q3 FY18 Bonus Payout %	Q4 FY18 Perf. %	Q4 FY18 Bonus Payout %
Total sequential revenue growth	1.50	1.50	1.50	1.50	10.00	7.70	30.67	4.11	18.70	(1.77)	(0.90)	0.81	7.71
High performance micro-controller sequential revenue growth	3.00	3.00	3.00	3.00	4.00	11.68	15.57	8.35	11.13	(2.27)	(3.03)	(0.99)	(1.32)
Analog sequential revenue growth	2.00	2.00	2.00	2.00	4.00	3.72	6.29	0.06	1.41	(3.23)	(2.97)	4.68	7.57
Licensing sequential revenue growth	1.50	1.50	1.50	1.50	2.00	8.55	6.70	2.97	2.98	6.78	5.52	(3.98)	(1.65)
Gross margin percentage (non-GAAP)	56.00	57.00	57.50	57.50	15.00	60.40	31.50	61.04	30.15	61.41	29.67	61.70	30.75
Operating expenses as a percentage of sales (non-GAAP)	26.00	25.00	24.50	24.50	15.00	22.93	30.35	22.46	27.70	22.02	27.42	22.23	26.35
Operating income as a percentage of sales (non-GAAP)	29.00	31.00	32.00	32.00	15.00	37.47	36.18	38.58	33.95	39.40	33.49	39.47	33.68
Earnings per share (quarterly) (non-GAAP)	$1.00	$1.20	$1.23	$1.15	15.00	131.35	46.35	140.58	32.15	136.01	25.58	139.70	36.48
EMICP Total	N/A	N/A	N/A	N/A	80.00	N/A	203.61	N/A	158.18	N/A	114.78	N/A	139.56
DMICP Total	(1)	(1)	(1)	(1)	20.00	N/A	26.39	N/A	51.82	N/A	20.22	N/A	0.44

(1)	Each quarter, the Target Quarterly Measurement under the DMICP is discretionary.

The total amount payable to each executive under the EMICP and the DMICP is based on a percentage of the executive's base salary at the beginning of the quarter.  The participation percentage for each executive is determined at the beginning of the fiscal year based on the executive's base salary at that time and typically stays at the same level for each quarter of the fiscal year.  However, the Compensation Committee may change the participation level of an executive each quarter to reflect changes in the performance or responsibilities of the executive or other factors. The dollar amount of the target bonus for each executive is based on assumed achievement of all performance metrics under the EMICP (as disclosed in the table above) and payment of 20% as a discretionary award under the DMICP (as disclosed in the table above). The aggregate budgeted bonus pool under the various management incentive compensation plans is calculated by multiplying each eligible executive officer's bonus target percentage by the executive's base salary. In fiscal 2018, the quarterly payments under the EMICP for our named executive officers were targeted at an aggregate of approximately $438,598 for all such officers as a group. In fiscal 2018, the quarterly payments under the DMICP for our named executive officers were targeted at an aggregate of approximately $109,650 for all such officers as a group. Bonuses under the EMICP are subject to a maximum award of $2,500,000 per individual per performance period (which can be a fiscal quarter, a fiscal year or a longer period not exceeding five fiscal years); however, all awards to date have been substantially less than such maximum amount.
The actual awards under the EMICP are based on our actual quarterly financial performance compared to the performance metrics and the actual awards under the DMICP are determined in the discretion of our Compensation Committee and can be significantly higher or lower than the 20% target.  The actual awards are calculated by multiplying the overall award percentage payout for the quarter by the applicable percentage of the executive's salary at the end of the fiscal quarter that the award relates to. Thus, if an executive's salary or participation percentage changes during the year, up or down, this would affect the executive's actual bonus payment during the fiscal year. For fiscal 2018, the specific total bonus percentages under both the EMICP and DMICP for each of our named executive officers were as follows: for Mr. Sanghi it was 200% of his salary for the associated quarter; for Mr. Moorthy it was 80% of his salary; for Mr. Little it was 46% of his salary; for Mr. Drehobl it was 45% of his salary; and for Mr. Bjornholt it was 32% of his salary. These bonus percentages did not change from the percentages used for fiscal 2017.
As indicated in the above table, for the first quarter of fiscal 2018, 2.0% of the quarterly EMICP payment was based on Microchip's licensing business unit achieving total sequential revenue growth of 1.5%.  Accordingly, if Microchip's licensing business unit's sequential revenue growth for the first quarter was 1.5%, then each executive would be paid the corresponding 2.0% of the EMICP target bonus amount for that quarter.  If Microchip's licensing business unit's revenue growth for the first quarter was 0.75%, then each executive would be paid a corresponding 1.0% of his target bonus amount for that quarter (i.e., 1/2 of the 2.0%) and if Microchip's licensing business unit's revenue growth for the first quarter was 3.0%, then each executive would be paid a corresponding 4.0% of the target bonus amount for that quarter (i.e., 3.0/1.5 of the 2.0%).  A similar methodology is applied each quarter to each of the performance metrics listed in the above table.
As set forth in the above table, during fiscal 2018, consistent with our "pay-for-performance" philosophy, our CEO and other executive officers received bonuses under the EMICP for each quarter of fiscal 2018. Payments were also made under the DMICP for each quarter of fiscal 2018. Applying the award percentages to each named executive officer's participation level in the plans, for fiscal 2018, the total bonus payments under the EMICP and the DMICP for our named executive officers, other than our CEO, ranged from $145,739 to $589,160. In fiscal 2018, Mr. Sanghi earned an aggregate EMICP bonus of $2,270,065, and an aggregate DMICP bonus of $362,076. Please see footnote 4 to the Summary Compensation Table on page 31 of this Proxy Statement which sets forth the actual amount of the EMICP and DMICP awards for each named executive officer for fiscal 2018. The differences in the levels of compensation under these programs for the various executive officers are based upon their relative contribution, performance, experience, and responsibility level within the organization.

Equity Compensation. Equity compensation, such as RSUs, constitutes a significant portion of our incentive compensation program because we believe that executive officers and key employees should hold a long-term equity stake in Microchip to align their collective interests with the interests of our stockholders. Accordingly, in fiscal 2018, equity grants in the form of RSUs were a significant portion of our executive officers' total compensation package.
We typically make equity compensation grants to executive officers and key employees in connection with their initial employment, and we also typically make quarterly evergreen grants of equity to incentivize employees on a continuing basis as their initial equity awards vest. In setting the amount of the equity compensation grants, the estimated value of the grants is considered, as well as the intrinsic value of the outstanding equity compensation held by the executive officer. In setting these amounts and any performance goals, the Compensation Committee uses its judgment after considering the effect of the overall RSU amounts and the percentage of RSUs granted to executive officers in connection with the overall financial results and performance of Microchip.
The evergreen grants of RSUs for fiscal 2018 were awarded with vesting subject to meeting specified performance goals related to achieving certain levels of operating expenses or income over a specified time frame. Specifically, with respect to the RSU awards made in April 2017, the performance goal was related to achieving non-GAAP operating expenses for the three months ended June 30, 2017 of less than $260 million; with an achievement of $230 million of non-GAAP operating expenses necessary for full vesting of the award. With respect to the awards made in July 2017, the performance goal was related to achieving non-GAAP operating expenses for the three months ended September 30, 2017 of less than $270 million; with an achievement of $240 million of non-GAAP operating expenses necessary for full vesting of the award. With respect to the awards made in October 2017, the performance goal was related to achieving non-GAAP operating expenses for the three months ended December 31, 2017 of less than $270 million, with an achievement of $240 million of non-GAAP operating expense necessary for full vesting of the award. With respect to the awards made in January 2018, the performance goal was related to achieving non-GAAP operating expenses for the three months ended March 31, 2018 of less than $280 million, with an achievement of $250 million of non-GAAP operating expenses necessary for full vesting of the award. With respect to each of the performance goals for the RSU grants, the goals exclude the impact of any acquisitions completed by Microchip during the performance period. Based on the actual results compared to the performance goals for each such period, all of the quarterly evergreen awards will vest at 100%; however, in addition to the performance-based vesting requirements, the vesting of each of the foregoing RSU awards is subject to the continued service of the officer on the vesting date which is approximately four years from the grant date.
Grants of RSUs in fiscal 2018 typically were scheduled to vest approximately four years from the grant date. RSUs do not have a purchase price and therefore have immediate value to recipients upon vesting. On March 31, 2018, approximately 61% of our employees worldwide were eligible to receive RSUs under our 2004 Equity Incentive Plan. For more than ten years, RSUs have been the principal equity compensation vehicle for Microchip executive officers and key employees.
Grants of RSUs may also be made in connection with promotions, other changes in responsibilities or in recognition of other individual or Microchip developments or achievements.
In granting equity compensation awards to executive officers, we consider numerous factors, including:
•the individual's position, experience, and responsibilities,

•	the individual's future potential to influence our mid- and long-term growth,

•	the vesting schedule of the awards, and

•	the number and value of awards previously granted.
We do not separately target the equity element of our executive officer compensation programs at a specific percentage of overall compensation. However, overall total compensation is structured to be competitive so that we can attract and retain executive officers. In setting equity award levels, we also take into consideration the impact of the equity-based awards on the dilution of our stockholders' ownership interests in our common stock.
The Compensation Committee grants RSUs to executive officers and current employees on a quarterly basis in an attempt to more evenly record stock-based compensation expense. Grants of RSUs to new employees (other than executives)

are made once per month by the Employee Committee at a meeting of such committee. Grants of RSUs to any new executive officer would be made at the first meeting of the Compensation Committee following the election of such officer. Microchip does not have any program, plan or practice to time grants of RSUs in coordination with the release of material non-public information. Microchip does not time, nor do we plan to time, the release of material non-public information for the purposes of affecting the value of executive compensation.
See the table under "Grants of Plan-Based Awards for Fiscal Year Ended March 31, 2018" at page 32 for information regarding RSUs granted during fiscal 2018 to our named executive officers.
Stock Ownership Guidelines for Key Employees and Directors. To help ensure alignment of the interests of our management and Board of Directors with those of our stockholders, we have put in place a stock holding policy that applies to each member of our management and Board of Directors. This policy was proposed by our Nominating and Governance Committee and ratified by our Board of Directors in October 2003. Under this policy, each of our directors, executive officers, vice presidents and internal director-level employees must maintain a specified minimum level of ownership of our stock during their tenure in their respective office or position. During fiscal 2018, all of our executive officers and directors were in compliance with the terms of such policy.
Microchip's insider trading policy prohibits executive officers from speculating in Microchip stock, which includes a prohibition on short selling, buying and selling options (including writing covered calls) or hedging or any type of arrangement that has a similar economic effect.
Other Compensation and Employee Benefits Generally Available to All Employees. We maintain compensation and employee benefits that are generally available to all Microchip employees, including:

•	our employee stock purchase plans,

•	medical, dental, vision, employee assistance program, flexible spending, and disability insurance,

•	life insurance benefits,

•	a 401(k) retirement savings plan,

•	an employee cash bonus plan, and

•	vacation and paid time off.
Since these programs are generally available to all employees, these forms of compensation are not independently evaluated by the Compensation Committee in connection with the determination of executive officer compensation.
Employee Stock Purchase Plans. Our 2001 Employee Stock Purchase Plan is a Section 423 qualified employee stock purchase plan that allows all U.S. employees the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening of the two-year offering period or at the end of any six-month purchase period. A significant portion of our international employees have the ability to participate in our 1994 International Employee Stock Purchase Plan that allows them the opportunity to purchase our common stock through payroll deductions at 85% of the fair market value at the lower of the price as of the opening or the end of any six-month offering period.
Medical, Dental, Vision, Employee Assistance Program, Flexible Spending, Disability Insurance and Accidental Death and Dismemberment. We make medical, dental, vision, employee assistance program, flexible spending, and disability insurance generally available to all of our employees through our active benefit plans. Under these generally available plans, our named executive officers are eligible to receive between $1,000 and $7,500 per month in long-term disability coverage depending on which plan they elect. Short-term disability coverage is provided which allows for 100% of base salary to be paid for six months in the event of disability. Accidental death and dismemberment insurance, which is generally available to our U.S. employees, is provided by Microchip to our executives with a benefit of one times the executive's annual salary. Since all of our U.S. employees participate in these plans on a non-discriminatory basis, the value of these benefits to our named executive officers is not required to be included in the Summary Compensation Table on page 30 pursuant to SEC rules and regulations.

Life Insurance. In fiscal 2018, we provided life insurance coverage to our named executive officers in the amount up to one and a half times the executive's annual salary (up to a maximum of $500,000). The named executive officers may purchase supplemental life insurance at their own expense.
401(k). We maintain a 401(k) plan for the benefit of all of our U.S. employees to allow our employees to save for retirement. We contribute to our 401(k) plan each year based on our profitability during the year, subject to maximum contributions and other rules prescribed by federal law governing such plans. Our named executive officers are permitted to participate in the plans to the same extent as our other U.S. employees. Our Compensation Committee approved discretionary matching contributions for the first quarter of fiscal 2018 equal to $0.80 for each dollar contributed by the employee for the first 4% of their salary contributions. For the second quarter of fiscal 2018, our Compensation Committee approved discretionary matching contributions equal to $0.75 for each dollar contributed by the employee for the first 4% of their salary contributions. For the third quarter of fiscal 2018, our Compensation Committee approved discretionary matching contributions equal to $0.60 for each dollar contributed by the employee for the first 4% of their salary contributions. For the fourth quarter of fiscal 2018, our Compensation Committee approved discretionary matching contributions equal to $0.60 for each dollar contributed by the employee for the first 4% of their salary contribution. There are no required matching contributions under the plan.
Employee Cash Bonus Plan. All of our employees worldwide participate in our Employee Cash Bonus Plan ("ECBP"). The ECBP is a discretionary bonus plan designed to allow our full-time employees, not just our executive officers, to share in the success of the company. The target bonus under the ECBP is 2.5 days of base salary per quarter, or on an annual basis, two weeks of annual base salary which may be granted by the Compensation Committee if certain Microchip operating profitability objectives are achieved. Under the ECBP, the Compensation Committee can set the eligibility requirements and targets and has discretion to pay more or less than the stated target. Other eligibility terms also apply, such as an attendance requirement and a performance requirement.
The pay-out under the ECBP is approved by the Compensation Committee based on our actual quarterly operating results. For the first, second, third and fourth quarters of fiscal 2018, bonus awards were paid out to executives at 225%, 205%, 65% and 135% of target, respectively. For each quarter, an additional award was paid out to selected employees on a discretionary basis based on performance achievements by such employees during the quarter. Under the ECBP, for fiscal 2018, our named executive officers other than our CEO received total payments ranging from $17,341 to $28,523, and our CEO received $48,012.
In August 2017, the Compensation Committee approved a "touchdown" bonus program under which executives would receive an additional 10 hours of pay under the ECBP in the quarter following the quarter in which Microchip had revenue of at least $1.0 billion. This program had previously been approved for all non-executive employees. Microchip achieved the $1.0 billion revenue goal in the quarter ended September 30, 2017 and the bonus was paid to eligible executive and non-executive employees.
Vacation and Paid Time-Off Benefits. We provide vacation and other paid holidays to all of our employees, including our named executive officers. We believe our vacation and holidays are comparable to others in the industry.
Non-Qualified Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan for certain employees, including our named executive officers, who receive compensation in excess of the 401(k) contribution limits imposed under the Internal Revenue Code and desire to defer more compensation than they would otherwise be permitted under a tax-qualified retirement plan, such as our 401(k) plan. Microchip does not make contributions to this non-qualified deferred compensation plan. This plan allows our executive officers to make pre-tax contributions to this plan which would be fully taxed to the executive officers after the executive officer's termination of employment with Microchip.
We do not have pension plans or other retirement plans for our named executive officers or our other U.S. employees.
Employment Contracts, Termination of Employment and Change of Control Arrangements. We do not have employment contracts with our CEO, CFO or any of our executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements described below) or upon retirement. Our CEO, CFO, and our executive officers have entered into change of control agreements with us.

The change of control agreements were designed to help ensure the continued services of our key executive officers in the event that a change of control of the company is effected, and to assist our key executive officers in transitioning from Microchip if, as a result of a change of control, they lose their positions. We believe that the benefits provided by these agreements help to ensure that our management team will be incentivized to remain employed with Microchip during a change of control. Capitalized terms used herein and not defined shall have the meanings set forth in the change of control agreements. Additionally, our 2004 Equity Incentive Plan has a change of control provision which provides that any successor company shall assume each outstanding award or provide an equivalent substitute award; however, if the successor fails to do so, vesting of awards shall accelerate. The Compensation Committee considered prevalent market practices in determining the severance amounts and the basis for selecting the events triggering payment in the agreements.
With respect to our CEO, CFO and VP of Worldwide Sales, if the executive officer's employment terminates for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:

•
a one-time payment of the executive's base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and the VP Worldwide Sales, one year;

•
a one-time payment of the executive's bonuses for which the executive was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and the VP of Worldwide Sales, one year;

•
a continuation of medical and dental benefits (subject to any required employee contributions) for the following periods: (1) in the case of the CEO, two years; (2) in the case of the CFO and VP of Worldwide Sales, one year; provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer; and

•
a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our CEO, the CFO and the VP of Worldwide Sales, immediately prior to a Change of Control (regardless of whether the executive officer's employment terminates), all equity compensation held by the executive officer shall become fully vested.
With respect to our executive officers other than the CEO, the CFO and the VP of Worldwide Sales, if the executive officer terminates his employment for Good Reason, or the executive's employment is terminated for reasons other than Cause within the Change of Control Period, the executive officer will be entitled to receive severance benefits consisting of the following primary components:

•	a one-time payment of his base salary in effect immediately prior to the Change of Control or termination date, whichever is greater, for one year;

•
a one-time payment of his bonuses for which he was or would have been eligible in the year in which the Change of Control occurred or for the year in which termination occurred, whichever is greater, for one year;

•
a continuation of medical and dental benefits (subject to any required employee contributions) for one year (provided in each case that such benefits would cease sooner if and when the executive officer becomes covered by the plans of another employer); and

•
a payment to cover any excise tax that may be due under Section 4999 of the Code, if the payments provided for in the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of such payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

With respect to our executive officers other than the CEO, the CFO and the VP of Worldwide Sales, immediately upon termination during the Change of Control Period other than for Cause, all equity compensation held by the executive officer shall become fully vested.
The following table sets forth the aggregate dollar value of payments, to the extent calculable, in the event of a termination of a named executive officer on March 31, 2018, the last business day of our last completed fiscal year.

Name	Salary	Bonus	Equity Compensation Due to Accelerated Vesting (1)	Tax Gross-up on Change of Control (2)	Continuation of Certain Benefits (3)
Steve Sanghi (4)	$1,499,401	$3,056,471	$39,938,755	$—	2 years
Ganesh Moorthy (5)	424,360	355,810	18,241,212	—	1 year
Stephen V. Drehobl (5)	278,136	135,859	9,033,585	—	1 year
Mitchell R. Little (5)	317,217	158,120	7,844,626	—	1 year
J. Eric Bjornholt (5)	259,437	92,998	5,735,033	—	1 year

(1)	Value represents the gain that our named executive officers would receive, calculated as the amount of unvested RSUs multiplied by our stock price on March 31, 2018.

(2)
This payment covers any excise tax that may be payable under Section 4999 of the Code if the payments provided for under the change of control agreement constitute "parachute payments" under Section 280G of the Code and the value of the payments is more than three times the executive officer's "base amount" as defined by Section 280G(b)(3) of the Code.

(3)
Benefits continued under the change of control agreements are limited to company-paid medical, dental, vision and life insurance coverage at the same level of coverage the executive was provided immediately prior to termination of employment with Microchip. Amounts are not determinable at this time and are dependent on each executive officer's individual circumstances.

(4)
The change of control payment includes an amount equal to twice the annual salary of the executive plus a bonus equal to two times the targeted annual amount payable to such executive under our management incentive compensation plans (EMICP and DMICP) and our ECBP.

(5)
The change of control payment includes an amount equal to one times the annual salary of the executive plus a bonus equal to the targeted annual amounts payable to such executive under our management incentive compensation plans (EMICP and DMICP) and our ECBP.

Performance-Based Compensation and Financial Restatement
To date, Microchip has not experienced a financial restatement and has not considered or implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to its executive officers and other employees where such payments were predicated upon the achievement of certain financial results that would subsequently be the subject of a restatement.

Tax Deductibility
Section 162(m) of the Code disallows a corporate income tax deduction for executive compensation paid to certain of our named executive officers in excess of $1,000,000 per year, unless that income meets permitted exceptions. Complying with the requirements of Section 162(m) allowed us to seek to have such compensation under our EMICP qualify as performance-based compensation under Section 162(m) prior to the enactment of the Tax Cuts and Jobs Act in December 2017. Additionally, our 2004 Equity Incentive Plan allows for the granting of performance-based awards such as RSUs. To the extent that we granted awards with such performance-based limitations, we expected them to qualify as performance-based awards for purposes of Section 162(m) prior to the enactment of the Tax Cuts and Jobs Act in December 2017. Upon the enactment of the Tax Cuts and Jobs Act, there is no longer an exception for "performance-based compensation" and such compensation now counts towards the $1,000,000 limit.
To maintain flexibility in compensating Microchip's executive officers in a manner designed to promote varying corporate goals, it is not the policy of the Compensation Committee that executive compensation must be tax deductible. We intend to review the deductibility of executive officer compensation from time to time to determine whether any actions are advisable to obtain deductibility.
Conclusion
We believe that our executive team provided outstanding service to Microchip in fiscal 2018. We will work to assure that the executive compensation programs continue to meet Microchip's strategic goals as well as the overall objectives of the compensation program.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (*)

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Wade F. Meyercord (Chair)	L.B. Day
_________________________

(*) The Compensation Committee Report on executive compensation is not "soliciting" material and is not deemed "filed" with the SEC, and is not incorporated by reference into any filings of Microchip under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date hereof and irrespective of any general incorporation language contained in such filings.

CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our "median employee" and that of our CEO, Mr. Steve Sanghi. We believe the pay ratio information provided below is a reasonable estimate calculated in a manner consistent with these new pay ratio disclosure rules.
For fiscal 2018, our last completed fiscal year:

•	The estimated median of the annual total compensation of all our employees, excluding our CEO, was $40,737.

•	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this proxy statement, was $7,893,460.

•	The ratio of the annual total compensation of our CEO to the median of the annual total compensation of employees was 194 to 1.
To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of the "median employee," the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

•
We selected January 1, 2018 as the date upon which we identified the median employee. We compiled a list of all full-time, part-time, temporary and seasonal employees who were employed on that date, including employees working both within and outside of the United States.

•
We identified the "median employee" by taking all employees on this list (including international employees, but excluding the CEO), and ranking them based on a consistently applied compensation measure that incorporated the adjusted gross wages paid over the twelve-month period preceding the determination date (including the grant date value of equity, as opposed to realized equity values). We converted pay for international employees to United States Dollars using the exchange rates on January 1, 2018, and we annualized the pay for full and part time employees who were hired during the period.

•
After identifying a representative "median employee," we identified and calculated the elements of such employee's compensation for fiscal 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $40,737.

•	With respect to the annual total compensation for the CEO, we used the amount reported in the "Total" column of our 2018 Summary Compensation Table.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table lists the annual compensation for our CEO, our CFO and our three other most highly compensated executive officers (referred to as the "named executive officers") earned in the last three fiscal years:

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)		Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
Steve Sanghi, CEO and Chairman of the Board	2018	$740,042	$48,012	$4,464,406		$2,632,141	$8,859	$7,893,460
	2017	618,982	51,071	4,229,482		2,395,351	10,465	7,305,351
	2016	645,619	30,832	8,812,155	(6)	1,264,648	7,688	10,760,942
Ganesh Moorthy, President and COO	2018	412,713	28,523	2,252,329		589,160	9,583	3,292,308
	2017	356,077	27,692	2,546,515		556,000	9,531	3,495,815
	2016	326,918	13,134	3,695,412	(6)	187,388	7,355	4,230,207
Stephen V. Drehobl, VP, MCU8 and Technology Development Division	2018	274,553	17,811	1,009,789		219,716	9,328	1,531,197
	2017	260,121	17,704	938,749		202,296	9,452	1,428,322
	2016	243,275	12,507	1,993,141	(6)	107,303	6,152	2,362,378
Mitchell R. Little, VP, Worldwide Sales and Applications	2018	313,794	20,384	877,120		256,917	12,859	1,481,074
	2017	305,999	19,901	815,010		243,218	11,490	1,395,618
	2016	295,507	15,243	1,730,738	(6)	133,146	7,939	2,182,573
J. Eric Bjornholt, VP and CFO	2018	256,094	17,341	640,938		145,739	8,006	1,068,118
	2017	241,263	15,671	597,516		133,192	8,026	995,668
	2016	221,559	10,902	1,266,751	(6)	69,433	4,939	1,573,584

(1)	Represents the base salary earned by each executive officer in the specified fiscal year.

(2)	Represents bonuses earned by each executive officer in the specified fiscal year under our ECBP.

(3)
Represents the aggregate grant date fair value of awards of RSUs made in the specified fiscal year computed in accordance with ASC 718 Compensation - Stock Compensation. For information on the valuation assumptions made with respect to the grants of RSUs in fiscal 2018, please refer to Note 15, "Share-Based Compensation" to Microchip's audited financial statements for the fiscal year ended March 31, 2018 included in our Annual Report on Form 10-K filed with the SEC on May 18, 2018.

(4)
Represents the aggregate amount of bonuses earned by each executive officer in the specified fiscal year under our EMICP and DMICP. Each executive officer received the following payments under each of such plans in the specified fiscal year:

Named Executive Officer	Year	EMICP	DMICP
Steve Sanghi	2018	$2,270,065	$362,076
	2017	1,979,664	415,687
	2016	937,893	326,755
Ganesh Moorthy	2018	507,691	81,469
	2017	461,160	94,840
	2016	139,024	48,364
Stephen V. Drehobl	2018	189,492	30,224
	2017	167,321	34,975
	2016	79,699	27,604
Mitchell R. Little	2018	221,545	35,372
	2017	201,671	41,547
	2016	98,754	34,392
J. Eric Bjornholt	2018	125,691	20,048
	2017	110,227	22,965
	2016	51,488	17,945

(5)
Consists of company-matching contributions under our 401(k) retirement savings plan and the full dollar value of premiums paid by Microchip for life insurance for the benefit of the named executive officer in the amounts shown below:

Named Executive Officer	Year	401(k)	Life Insurance
Steve Sanghi	2018	$5,835	$3,024
	2017	7,438	3,027
	2016	4,619	3,069
Ganesh Moorthy	2018	7,455	2,128
	2017	7,511	2,020
	2016	5,183	2,172
Stephen V. Drehobl	2018	7,200	2,128
	2017	7,339	2,113
	2016	4,633	1,519
Mitchell R. Little	2018	7,455	5,404
	2017	7,914	3,576
	2016	4,870	3,069
J. Eric Bjornholt	2018	6,970	1,036
	2017	7,037	989
	2016	4,000	939

(6)
For fiscal 2016 stock awards include RSU grants under our evergreen grant program and also include RSU grants under our leadership grant program. Under the leadership grant program, Microchip conducted its succession planning process and merit-based RSU grants were made on September 1, 2015 to key employees based on the results of such process. The vesting of such RSUs was subject to a performance goal related to achieving a specified level of non-GAAP operating expenses for the three months ended December 31, 2015. This performance goal was achieved, and, as a result, the RSU grants under the leadership grant program vest over 12 quarters beginning November 15, 2017.

Grants of Plan-Based Awards During Fiscal 2018

The following table sets forth information with respect to our EMICP, our DMICP, and our ECBP, as well as RSUs granted to our named executive officers under our 2004 Equity Incentive Plan, including the grant date fair value of the RSUs. Amounts listed in the "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" column are annual targets based on the salaries of the named executive officers at the end of fiscal 2018. Actual payments for our bonus plans in fiscal 2018 are reflected in the Summary Compensation Table above. Equity awards in the table below were granted in fiscal 2018.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended March 31, 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
Steve Sanghi	4/3/2017	—	—		—	128	9,009
	4/3/2017	—	—		—	1,860	128,359
	4/3/2017	—	—		—	14,294	967,132
	7/5/2017	—	—		—	120	9,012
	7/5/2017	—	—		—	1,747	128,789
	7/5/2017	—	—		—	13,426	971,640
	10/2/2017	—	—		—	104	9,121
	10/2/2017	—	—		—	1,517	130,932
	10/2/2017	—	—		—	11,656	990,061
	1/2/2018	—	—		—	104	9,106
	1/2/2018	—	—		—	1,506	129,772
	1/2/2018	—	—		—	11,574	981,475
	—	—	1,199,522	(4)	—	—	—
	—	—	299,880	(5)	—	—	—
	—	—	28,835	(6)	—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
Ganesh Moorthy	4/3/2017	—	—		—	201	14,428
	4/3/2017	—	—		—	277	19,495
	4/3/2017	—	—		—	889	61,350
	4/3/2017	—	—		—	6,830	462,118
	7/5/2017	—	—		—	189	14,460
	7/5/2017	—	—		—	260	19,526
	7/5/2017	—	—		—	835	61,556
	7/5/2017	—	—		—	6,415	464,254
	10/2/2017	—	—		—	164	14,614
	10/2/2017	—	—		—	226	19,820
	10/2/2017	—	—		—	725	62,575
	10/2/2017	—	—		—	5,569	473,031
	1/2/2018	—	—		—	163	14,502
	1/2/2018	—	—		—	224	19,613
	1/2/2018	—	—		—	720	62,042
	1/2/2018	—	—		—	5,530	468,944
	—	—	271,590	(4)	—	—	—
	—	—	67,898	(5)	—	—	—
	—	—	16,322	(6)	—	—	—
Stephen V. Drehobl	4/3/2017	—	—		—	29	2,041
	4/3/2017	—	—		—	421	29,053
	4/3/2017	—	—		—	3,233	218,745
	7/5/2017	—	—		—	27	2,028
	7/5/2017	—	—		—	395	29,119
	7/5/2017	—	—		—	3,037	219,788
	10/2/2017	—	—		—	24	2,105
	10/2/2017	—	—		—	343	29,604
	10/2/2017	—	—		—	2,636	223,902
	1/2/2018	—	—		—	23	2,014
	1/2/2018	—	—		—	341	29,384
	1/2/2018	—	—		—	2,618	222,006
	—	—	100,129	(4)	—	—	—
	—	—	25,032	(5)	—	—	—
	—	—	10,698	(6)	—	—	—

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Threshold ($) (1)	Target ($)		Maximum ($) (1)
Mitchell R. Little	4/3/2017	—	—		—	25	1,760
	4/3/2017	—	—		—	365	25,189
	4/3/2017	—	—		—	2,808	189,989
	7/5/2017	—	—		—	24	1,802
	7/5/2017	—	—		—	343	25,286
	7/5/2017	—	—		—	2,637	190,840
	10/2/2017	—	—		—	21	1,842
	10/2/2017	—	—		—	298	25,720
	10/2/2017	—	—		—	2,290	194,513
	1/2/2018	—	—		—	21	1,839
	1/2/2018	—	—		—	296	25,506
	1/2/2018	—	—		—	2,274	192,835
	—	—	116,736	(4)	—	—	—
	—	—	29,184	(5)	—	—	—
	—	—	12,201	(6)	—	—	—
J. Eric Bjornholt	4/3/2017	—	—		—	19	1,337
	4/3/2017	—	—		—	267	18,426
	4/3/2017	—	—		—	2,052	138,838
	7/5/2017	—	—		—	17	1,277
	7/5/2017	—	—		—	251	18,504
	7/5/2017	—	—		—	1,927	139,457
	10/2/2017	—	—		—	15	1,316
	10/2/2017	—	—		—	218	18,816
	10/2/2017	—	—		—	1,673	142,105
	1/2/2018	—	—		—	15	1,313
	1/2/2018	—	—		—	216	18,613
	1/2/2018	—	—		—	1,662	140,938
	—	—	66,416	(4)	—	—	—
	—	—	16,604	(5)	—	—	—
	—	—	9,978	(6)	—	—	—

(1)
Individual awards under our EMICP, DMICP and ECBP are made quarterly and are not stated in terms of a threshold or maximum amount for an award period. The EMICP does provide that the maximum amount payable to any participant is $2.5 million for any performance period (which can be a fiscal quarter, a fiscal year or a longer period not exceeding five fiscal years).

(2)	Represents RSUs granted under Microchip's 2004 Equity Incentive Plan.

(3)
This column shows the full grant date fair value of RSU awards to the named executives in fiscal 2018. Generally, the full grant date fair value is the amount that Microchip would expense in its financial statements over the award's vesting schedule.

(4)	This annual target represents the amount targeted for estimated future payout in fiscal 2019 under Microchip's EMICP based on the executive officer's base salary at the end of fiscal 2018.

(5)	This annual target represents the amount targeted for estimated future payout in fiscal 2019 under Microchip's DMICP based on the executive officer's base salary at the end of fiscal 2018.

(6)	This annual target represents the amount targeted for future payout in fiscal 2019 under Microchip's ECBP based on the executive officer's base salary at the end of fiscal 2018.

Summary Compensation Table and Grants of Awards Table Discussion
Based on the data in the Summary Compensation Table, the level of salary, bonus, non-equity incentive plan compensation, and other compensation in proportion to total compensation ranged from approximately 31.6% to 43.4% for our named executive officers in fiscal 2018. See the "Compensation Discussion and Analysis" section of this proxy statement for further discussion of overall compensation and how compensation is determined.
We do not have employment contracts with our named executive officers, nor agreements to pay severance on involuntary termination (other than as stated in the change of control agreements discussed above under the heading "Employment Contracts, Termination of Employment and Change of Control Arrangements") or retirement.
For a discussion of the material terms of the awards listed in the Grants of Awards Table, see our discussion of the equity awards and incentive cash bonuses in the "Compensation Discussion and Analysis" section of this proxy statement under the headings "Incentive Cash Bonuses," "Equity Compensation," and "Employee Cash Bonus Plan."
Microchip has not repriced any stock options or made any material modifications to any equity-based awards during the last fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
Steve Sanghi	20,320	(1)	1,856,435
	657	(1)	60,024
	1,483	(1)	135,487
	569	(2)	51,984
	680	(2)	62,125
	18,967	(2)	1,732,825
	1,420	(2)	129,731
	21,105	(3)	1,928,153
	752	(3)	68,703
	1,152	(3)	105,247
	690	(4)	63,038
	21,670	(4)	1,979,771
	1,121	(4)	102,415
	20,630	(5)	1,884,757
	588	(5)	53,720
	128	(5)	11,694
	21,368	(6)	1,952,180
	563	(6)	51,436
	120	(6)	10,963
	23,622	(7)	2,158,106
	457	(7)	41,752
	104	(7)	9,501
	444	(8)	40,564
	21,675	(8)	1,980,228
	104	(8)	9,501
	21,675	(9)	1,980,228
	1,860	(9)	169,930
	123,530	(10)	11,285,701
	1,747	(11)	159,606
	20,755	(11)	1,896,177
	16,840	(12)	1,538,502
	1,517	(12)	138,593
	16,389	(13)	1,497,299
	1,506	(13)	137,588
	14,294	(14)	1,305,900
	13,426	(15)	1,226,599
	11,656	(16)	1,064,892
	11,574	(17)	1,057,401

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
Ganesh Moorthy	8,467	(1)	773,545
	307	(1)	28,048
	1,678	(1)	153,302
	201	(1)	18,363
	463	(2)	42,300
	318	(2)	29,052
	1,606	(2)	146,724
	189	(2)	17,267
	7,677	(2)	701,371
	352	(3)	32,159
	1,303	(3)	119,042
	8,794	(3)	803,420
	164	(3)	14,983
	9,029	(4)	824,889
	323	(4)	29,509
	1,269	(4)	115,936
	163	(4)	14,892
	1,271	(5)	116,119
	8,638	(5)	789,168
	277	(5)	25,307
	260	(6)	23,754
	8,947	(6)	817,398
	1,217	(6)	111,185
	987	(7)	90,172
	9,891	(7)	903,642
	226	(7)	20,647
	961	(8)	87,797
	9,075	(8)	829,092
	224	(8)	20,465
	889	(9)	81,219
	10,356	(9)	946,124
	51,723	(10)	4,725,413
	835	(11)	76,286
	9,917	(11)	906,017
	995	(12)	90,903
	7,051	(12)	644,179
	725	(12)	66,236
	7,831	(13)	715,440
	720	(13)	65,779
	6,830	(14)	623,989
	6,415	(15)	586,074
	5,569	(16)	508,784
	5,530	(17)	505,221

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
Stephen V. Drehobl	4,596	(1)	419,891
	148	(1)	13,521
	335	(1)	30,606
	4,290	(2)	391,934
	129	(2)	11,785
	154	(2)	14,069
	321	(2)	29,327
	4,774	(3)	436,153
	170	(3)	15,531
	261	(3)	23,845
	4,901	(4)	447,755
	156	(4)	14,252
	254	(4)	23,205
	4,666	(5)	426,286
	133	(5)	12,151
	29	(5)	2,649
	4,833	(6)	441,543
	127	(6)	11,603
	27	(6)	2,467
	5,343	(7)	488,136
	103	(7)	9,410
	24	(7)	2,193
	4,903	(8)	447,938
	101	(8)	9,227
	23	(8)	2,101
	4,903	(9)	447,938
	421	(9)	38,463
	27,940	(10)	2,552,598
	4,695	(11)	428,935
	395	(11)	36,087
	3,809	(12)	347,990
	343	(12)	31,336
	3,707	(13)	338,672
	341	(13)	31,154
	3,233	(14)	295,367
	3,037	(15)	277,460
	2,636	(16)	240,825
	2,618	(17)	239,180

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
Mitchell R. Little	3,991	(1)	364,618
	128	(1)	11,694
	291	(1)	26,586
	3,726	(2)	340,407
	112	(2)	10,232
	133	(2)	12,151
	278	(2)	25,398
	4,146	(3)	378,779
	147	(3)	13,430
	226	(3)	20,647
	4,257	(4)	388,920
	135	(4)	12,334
	220	(4)	20,099
	4,052	(5)	370,191
	115	(5)	10,506
	25	(5)	2,284
	4,197	(6)	383,438
	110	(6)	10,050
	24	(6)	2,193
	4,640	(7)	423,910
	89	(7)	8,131
	21	(7)	1,919
	4,258	(8)	389,011
	87	(8)	7,948
	21	(8)	1,919
	4,258	(9)	389,011
	365	(9)	33,346
	24,263	(10)	2,216,668
	4,077	(11)	372,475
	343	(11)	31,336
	3,308	(12)	302,219
	298	(12)	27,225
	3,219	(13)	294,088
	296	(13)	27,043
	2,808	(14)	256,539
	2,637	(15)	240,916
	2,290	(16)	209,214
	2,274	(17)	207,753

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested $ (18)
J. Eric Bjornholt	2,903	(1)	265,218
	105	(1)	9,593
	223	(1)	20,373
	2,710	(2)	247,586
	81	(2)	7,400
	108	(2)	9,867
	214	(2)	19,551
	3,015	(3)	275,450
	174	(3)	15,897
	120	(3)	10,963
	3,096	(4)	282,851
	169	(4)	15,440
	110	(4)	10,050
	2,961	(5)	270,517
	84	(5)	7,674
	19	(5)	1,736
	3,068	(6)	280,292
	17	(6)	1,553
	80	(6)	7,309
	3,391	(7)	309,802
	65	(7)	5,938
	15	(7)	1,370
	3,112	(8)	284,312
	63	(8)	5,756
	15	(8)	1,370
	267	(9)	24,393
	3,111	(9)	284,221
	17,730	(10)	1,619,813
	2,979	(11)	272,161
	251	(11)	22,931
	2,417	(12)	220,817
	218	(12)	19,916
	216	(13)	19,734
	2,353	(13)	214,970
	2,052	(14)	187,471
	1,927	(15)	176,051
	1,673	(16)	152,845
	1,662	(17)	151,840

(1)The award vested in full on May 15, 2018.
(2)The award vests in full on August 15, 2018 subject to continued service on such date.
(3)The award vests in full on November 15, 2018, subject to continued service on such date.
(4)The award vests in full on February 15, 2019, subject to continued service on such date.
(5)The award vests in full on May 15, 2019, subject to continued service on such date.
(6)The award vests in full on August 15, 2019, subject to continued service on such date.
(7)The award vests in full on November 15, 2019, subject to continued service on such date.
(8)The award vests in full on February 15, 2020, subject to continued service on such date.
(9)The award vests in full on May 15, 2020, subject to continued service on such date.
(10)The award vests quarterly over a three-year period through August 15, 2020 subject to continued service on such dates.

(11)The award vests in full on August 15, 2020, subject to continued service on such date.
(12)The award vests in full on November 15, 2020, subject to continued service on such date.
(13)The award vests in full on February 15, 2021, subject to continued service on such date.
(14)The award vests in full on May 15, 2021, subject to continued service on such date.
(15)The award vests in full on August 15, 2021, subject to continued service on such date.
(16)The award vests in full on November 15, 2021, subject to continued service on such date.
(17)The award vests in full on February 15, 2022, subject to continued service on such date.
(18)Represents the number of RSUs multiplied by $91.36, the closing price of our common stock on March 31, 2018.

STOCK VESTED
For Fiscal Year Ended March 31, 2018

The following table provides information, on an aggregate basis, about stock awards that vested during the fiscal year ended March 31, 2018 for each of the named executive officers.
Microchip has not granted stock options, other than options assumed in acquisitions, since 2008. No named executive officer held any Microchip stock options during fiscal 2018.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Steve Sanghi, CEO and Chairman of the Board	122,056	10,310,208
Ganesh Moorthy, President and COO	53,062	4,480,961
Stephen V. Drehobl, VP, MCU8 and Technology Development Division	27,241	2,301,144
Mitchell R. Little, VP, Worldwide Sales and Applications	23,656	1,998,305
J. Eric Bjornholt, VP and CFO	17,222	1,454,827

(1)	The values realized upon vesting for RSUs are based on the closing price of our common stock on the vesting dates.

Non-Qualified Deferred Compensation for Fiscal Year 2018
All of our U.S. employees in director-level and above positions, including our executive officers, are eligible to defer a portion of their salary and cash bonuses into our Non-Qualified Deferred Compensation Plan (the "Deferred Compensation Plan"). Pursuant to the Deferred Compensation Plan, eligible employees can defer up to 50% of their base salary and/or cash bonuses. In general, deferral elections are made prior to January of each year for amounts to be earned in the upcoming year. Participants may invest amounts in various funds available under the Deferred Compensation Plan (in general, any of those funds traded on a nationally recognized exchange). Plan earnings are calculated by reference to actual earnings of mutual funds or other securities chosen by individual participants.
Except for a change in control or certain unforeseeable emergencies (as defined under the Deferred Compensation Plan), benefits under the plan will not be distributed until a "distribution event" has occurred. The distribution event occurs upon termination of employment.
We incur incidental expenses for administration of the Deferred Compensation Plan, and the receipt of any tax benefit we might obtain based on payment of a participant's compensation is delayed until funds (including earnings or losses on the amounts invested pursuant to the plan) are eventually distributed. We do not pay any additional compensation or guarantee minimum returns to any participant in the Deferred Compensation Plan.

The following table shows the non-qualified deferred compensation activity for each named executive officer for the fiscal year ended March 31, 2018.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY (1)	Company Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (1)
Steve Sanghi	$—	$—	$—	$—	$—
Ganesh Moorthy	—	—	45,294	—	258,388
Stephen V. Drehobl	31,719	—	119,353	—	969,963
Mitchell R. Little	48,267	—	22,968	—	169,276
J. Eric Bjornholt	29,439	—	31,493	—	301,284

(1)
The executive contribution amounts shown in the table were previously reported in the "Summary Compensation Table" as salary and/or bonus for fiscal 2018 or prior fiscal years. The earnings amounts shown in the table were not previously reported for fiscal 2018 or prior years under applicable SEC rules as such earnings were not under a defined benefit or actuarial pension plan and there were no above-market or preferential earnings on such amounts made or provided by Microchip.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our common stock that, as of March 31, 2018, may be issued upon the vesting of RSUs and the exercise of options and rights under the following equity compensation plans (which are all of our equity compensation plans; provided, however, that new equity awards or stock purchase rights may only be issued under the Microchip 2004 Equity Incentive Plan, the Microchip 1994 International Employee Stock Purchase Plan and the Microchip 2001 Employee Stock Purchase Plan):

•	Microchip 1994 International Employee Stock Purchase Plan (the "IESPP"),

•	Microchip 2001 Employee Stock Purchase Plan (the "ESPP"),

•	Microchip 2004 Equity Incentive Plan,

•	SMSC 2002 Inducement Stock Option Plan,

•	SMSC 2003 Inducement Stock Option Plan,

•	SMSC 2004 Inducement Stock Option Plan,

•	SMSC 2005 Inducement Stock Option and Restricted Stock Plan,

•	SMSC 2009 Long Term Incentive Plan (the "LTIP"),

•	Supertex 2009 Equity Plan,

•	ISSC 2011 Equity Plan,

•	Micrel 2003 Incentive Award Plan,

•	Micrel 2012 Equity Incentive Award Plan,

•	Microchip 2012 Inducement Award Plan (the "2012 Inducement Plan"),

•	Atmel Corporation 2005 Stock Plan,

•	Newport Media, Inc. 2005 Stock Incentive Plan, and

•	Ozmo, Inc. 2005 Equity Incentive Plan.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and vesting of RSUs		(b) Weighted average exercise price of outstanding options (1)		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders(2)	5,524,578	(3)	$43.33		18,304,026	(4)
Equity Compensation Plans Not Approved by Stockholders	432,202	(5)	$30.41		—
Total	5,956,780		$31.21	(6)	18,304,026

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.

(2)
Beginning January 1, 2005, the shares authorized for issuance under our ESPP are subject to an annual automatic increase equal to the lesser of (i) 1,500,000 shares, (ii) one-half of one percent (0.5%) of the then outstanding shares of our common stock, or (iii) such lesser amount as is approved by our Board of Directors. Upon the approval of our Board of Directors, no additional shares of common stock were reserved under the ESPP on January 1, 2018 based on the automatic increase provision. Beginning January 1, 2007, the shares authorized for issuance under our IESPP are subject to an annual automatic increase of equal to one-tenth of one percent (0.10%) of the then outstanding shares of our common stock. Upon the approval of our Board of Directors, no additional shares of common stock were reserved under the IESPP on January 1, 2018 based on the automatic increase provision.

(3)
As of March 31, 2018, includes 5,506,875 shares issuable upon the vesting of RSUs granted under our 2004 Equity Incentive Plan, and 17,703 shares issuable upon the exercise of outstanding options granted under our 2004 Equity Incentive Plan.

(4)
As of March 31, 2018, includes 12,255,621 shares remaining available for future issuance under our 2004 Equity Incentive Plan. The remaining balance represents shares available for purchase under the IESPP and the ESPP.

(5)
As of March 31, 2018, includes 36,748 shares subject to outstanding SARs under the 2012 Inducement Plan. Also, includes 14,129 shares subject to outstanding awards under the 2009 LTIP; and 453 shares subject to outstanding options under the 2003 Inducement Plan. Also, includes 129,307 shares subject to outstanding options under the 2009 Equity Plan that Supertex adopted prior to our acquisition of Supertex in April 2014. Also, includes 20,271 shares issuable upon the exercise of outstanding options granted under the Micrel 2003 Incentive Award Plan. Also, includes 38,512 shares issuable upon the vesting of RSUs granted under the Micrel 2012 Equity Incentive Award Plan, and 65,729 shares issuable upon the exercise of outstanding options granted under the Micrel 2012 Equity Incentive Award Plan. Also, includes 127,053 shares issuable upon the vesting of RSUs granted under the Atmel Corporation 2005 Stock Plan.

(6)	As of March 31, 2018, there were a total of 284,340 shares subject to outstanding options, with a weighted average exercise price of $31.21 per share and a weighted average term of 4.28 years.

Equity Compensation Plans Not Approved by Stockholders

Microchip 2012 Inducement Award Plan
In August 2012, our Board of Directors approved the 2012 Inducement Plan. Under our 2012 Inducement Plan, SARs were granted to certain employees of SMSC as an inducement for them to enter employment with Microchip. The 2012 Inducement Plan was not submitted to our stockholders for approval because doing so was not required under applicable rules and regulations in effect at the time the plan was adopted. The expiration date and other provisions of awards granted under the 2012 Inducement Plan, including vesting provisions, were established at the time of grant by the Compensation Committee. No SAR may have a term of more than ten years. If Microchip is acquired by merger, consolidation or asset sale, or there is a nomination and election of 50% or more of all members of the Board within a 36-month period whose election is without recommendation of the Board, then each outstanding SAR may be terminated at the discretion of any committee appointed by the Board upon notice to the award holder. Our Board of Directors may amend or terminate the 2012 Inducement Plan without stockholder approval, but no amendment of the 2012 Inducement Plan may adversely affect any award previously granted under the 2012 Inducement Plan without the written consent of the SAR holder.

CODE OF BUSINESS CONDUCT AND ETHICS

In May 2004, our Board of Directors adopted a Code of Business Conduct and Ethics for our directors, officers (including our chief executive officer and chief financial officer), and employees. A copy of the Code of Business Conduct and Ethics, as amended to date, is available on our website at the About Us/Investor Relations section under Mission Statement/Corporate Governance on www.microchip.com.
We intend to post on our website any amendment to, or waiver from, a provision of our code of ethics within four business days following the date of such amendment or waiver or such other time period required by SEC rules.

OTHER MATTERS

Other Matters to be Presented at the Annual Meeting
At the date this proxy statement went to press, we did not anticipate that any other matters would be raised at the annual meeting.
Requirements, Including Deadlines, for Receipt of Stockholder Proposals for the 2019 Annual Meeting of Stockholders; Discretionary Authority to Vote on Stockholder Proposals
Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for our 2019 annual meeting, our Secretary must receive the proposal at our principal executive offices by March 13, 2019. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.
Under our Bylaws, stockholders must follow certain procedures to nominate a person for election as a director or to introduce an item of business at our annual meeting. Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice addressed to our Secretary at our principal executive offices. We must receive notice as follows:

•
Normally we must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days before the first anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year's annual meeting of stockholders. Accordingly, a stockholder who intends to submit a nomination or proposal for our 2019 annual meeting must do so no later than April 13, 2019.

•
However, if we hold our 2019 annual meeting on a date that is not within 30 days before or after the anniversary date of our 2019 annual meeting, we must receive the notice no later than the close of business on the later of the 90th day prior to our 2019 annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made.

•
A stockholder's submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder's ownership of our common stock. Proposals or nominations not meeting these requirements will not be considered at our 2019 annual meeting.

•
If a stockholder does not comply with the requirements of this advance notice provision, the proxies may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such proposal or nomination submitted by a stockholder.

To make any submission or to obtain additional information as to the proper form and content of submissions, stockholders should contact our Secretary in writing at 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199.

Householding of Annual Meeting Materials
Some brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in a stockholder's household. Additionally, you may have notified us that multiple stockholders share an address and thus you requested to receive only one copy of our proxy statement and annual report. While our proxy statement and 2018 Annual Report are available online (see "Electronic Access to Proxy Statement and Annual Report" on page 3), we will promptly deliver a separate copy of either document to any stockholder who contacts our investor relations department at 480-792-7761 or by mail addressed to Investor Relations, Microchip Technology Incorporated, 2355 West Chandler Boulevard, Chandler, Arizona 85224-6199, requesting such copies. If a stockholder is receiving multiple copies of our proxy statement and annual report at the stockholder's household and would like to receive a single copy of the proxy statement and annual report for a stockholder's household in the future, stockholders should contact their broker, or other nominee record holder to request mailing of a single copy of the proxy statement and annual report. Stockholders receiving multiple copies of these documents directly from us, and who would like to receive single copies in the future, should contact our investor relations department to make such a request.
Date of Proxy Statement
The date of this proxy statement is July 12, 2018.

MICROCHIP TECHNOLOGY INCORPORATED
2018 ANNUAL MEETING OF STOCKHOLDERS
Tuesday, August 14, 2018
9:00 a.m. Mountain Standard Time
2355 W. Chandler Blvd.
Chandler, Arizona 85224-6199

This Proxy is solicited on behalf of the Board of Directors 2018 ANNUAL MEETING OF STOCKHOLDERS

I (whether one or more of us) appoint Steve Sanghi and J. Eric Bjornholt, and each of them, each with full power of substitution, to be my Proxies. The Proxies may vote on my behalf, in accordance with my instructions, all of my shares entitled to vote at the 2018 Annual Meeting of Stockholders of Microchip Technology Incorporated and any adjournment(s) of that meeting. The meeting is scheduled for August 14, 2018, at 9:00 a.m., Mountain Standard Time, at Microchip's Chandler, Arizona facility at 2355 W. Chandler Blvd., Chandler, Arizona 85224-6199. The Proxies may vote on my behalf as if I were personally present at the meeting.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the election of each of the director nominees; (2) FOR the ratification of Ernst & Young LLP as Microchip's independent registered public accounting firm for the fiscal year ending March 31, 2019; and (3) FOR approval, on an advisory (non-binding) basis, of the compensation of our named executives; and as my Proxies deem advisable on such other matters as may properly come before the meeting or any adjournment(s) thereof. The proposals described in the accompanying proxy statement have been proposed by the Board of Directors.

IF VOTING BY MAIL, PLEASE COMPLETE, DATE AND SIGN ON REVERSE SIDE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!
Thank you in advance for participating in our 2018 Annual Meeting

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

: INTERNET/MOBILE www.proxypush.com/mchp	( PHONE 1-866-883-3382	* MAIL
Use the internet to vote your proxy until 11:59 p.m. (CT) on August 13, 2018.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on August 13, 2018.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors:
	01 Steve Sanghi	☐	For	☐	Against	☐	Abstain
	02 Matthew W. Chapman	☐	For	☐	Against	☐	Abstain
	03 L.B. Day	☐	For	☐	Against	☐	Abstain
	04 Esther L. Johnson	☐	For	☐	Against	☐	Abstain
	05 Wade F. Meyercord	☐	For	☐	Against	☐	Abstain

The Board of Directors recommends you vote FOR proposals 2 and 3.

2.	Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of Microchip for the fiscal year ending March 31, 2019.	☐	For	☐	Against	☐	Abstain
3.	Proposal to approve, on an advisory (non-binding) basis, the compensation of our named executives.	☐	For	☐	Against	☐	Abstain

Date _________________________________	Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations must provide full name of corporation and title of authorized officer signing the Proxy.